Exhibit 1

2014–01–27 874/4

By : Mail

To: M. M. C. II - MILLENNIUM MATERIALS II FUND MANAGEMENT COMPANY LTD. 40, Einstein St. Tel Aviv 69101 Israel

Re: Subject: M. M. C. II - MILLENNIUM MATERIALS II FUND MANAGEMENT COMPANY LTD. (“the Company”) - Signatory rights

As legal advisors to the Company, we hereby certify that in accordance with the resolutions of the Board of Directors of the Company, the joint signatures of Nir Belzer and Zwi Vromen, as directors of the Company, together with the Company’s stamp or printed name, shall bind the Company, for any purpose.

Sincerely, Amir Zeldner, Adv. Arad & Co., Law Offices

1 Kremintzki St., Tel-Aviv 6789901 רח' קרמניצקי 1, תל-אביב
Tel. +972-3-6246888טל. , Fax. +972-3-6246999פקס.